Exhibit 5.1

November 8, 2022 Kimbell Royalty Partners, LP 777 Taylor Street, Suite 810 Fort Worth, Texas 76102

Ladies and Gentlemen:

We have acted as New York counsel to Kimbell Royalty Partners, LP, a limited partnership organized under the laws of Delaware (the “Partnership”), in connection with the offering and sale of an aggregate of 6,900,000 common units representing limited partner interests in the Partnership (the “Common Units”), which includes 900,000 Common Units pursuant to the underwriters’ option to purchase additional Common Units, pursuant to a registration statement on Form S-3 (File No. 333-238330) (as amended, the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission (the “Commission”).

The offering and sale of the Common Units are being made pursuant to (i) the Registration Statement, (ii) the prospectus supplement relating to the Common Units dated November 3, 2022 filed with the Commission pursuant to Rule 424(b) under the Act, including the base prospectus included in the Registration Statement (the “Prospectus”) and (iv) that certain Underwriting Agreement (the “Underwriting Agreement”) dated November 3, 2022, among the Partnership, Kimbell Royalty GP, LLC, a Delaware limited liability company (the “General Partner”), Kimbell Royalty Operating, LLC, a Delaware limited liability company (the “OpCo”), and the several underwriters party thereto (the “Underwriters”).

This opinion letter is rendered in accordance with the requirements of Item 601(b)(5) of Regulation S–K under the Securities Act of 1933, as amended (the “Securities Act”), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Prospectus or any other prospectus filed pursuant to Rule 424(b) with respect thereto other than as expressly stated herein with respect to the issue of the Common Units.

In connection with our opinions expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of the General Partner as we deemed necessary for the purposes of the opinions set forth in this opinion letter:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)	the Underwriting Agreement;

(d)	a copy of the Certificate of Limited Partnership of the Partnership, certified by the Secretary of State of the State of Delaware on November 3, 2022;

(e)	a copy of the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 23, 2018, and the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May, 18, 2022, among the General Partner and any other Persons who are or become Partners in the Partnership or parties thereto as provided therein, as certified by the secretary of the General Partner;

(f)	a copy of the Certificate of Formation of the General Partner, certified by the Secretary of State of the State of Delaware on November 3, 2022;

(g)	a copy of the First Amended and Restated Limited Liability Company Agreement of the General Partner (the “GP LLC Agreement”), dated as of February 8, 2017, as amended to date and certified by the secretary of the General Partner;

(h)	copies of Resolutions of the Board of Directors of the General Partner and the Pricing Committee of the General Partner, certified by the secretary of the General Partner;

(i)	a copy of a certificate from the Secretary of State of the State of Delaware, dated November 3, 2022, certifying the existence and good standing of the Partnership under the laws of the State of Delaware; and

(j)	a certificate of the secretary of the General Partner, certifying as to the name, title and incumbency of officers of the General Partner and OpCo signing the Underwriting Agreement or other documents in connection therewith.

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the General Partner and Partnership and of public officials and upon statements and information furnished by officers and representatives of the General Partner and Partnership with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinions expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and the accuracy of all statements in certificates of officers of the General Partner and Partnership that we reviewed.

Based upon the foregoing assumptions and the assumptions set forth below, and subject to the qualifications and limitations stated herein, having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that the Common Units have been duly authorized for issuance and sale to the Underwriters pursuant to the Underwriting Agreement by all necessary limited partnership action of the Partnership, and when the Common Units have been issued and delivered by the Partnership pursuant to the Underwriting Agreement against the payment of the consideration set forth in the Underwriting Agreement, they will be validly issued and purchasers of the Common Units will have no obligation to make further payments for their purchase of Common Units or contributions to the Partnership solely by reason of their ownership of Common Units or their status as limited partners of the Partnership, except for their obligation to repay any funds wrongfully distributed to them or as they otherwise may have agreed.

The opinion expressed above is limited to questions arising under the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act. We do not express any opinion as to the laws of any other jurisdiction.

This opinion letter is for your benefit in connection with the Registration Statement and the Prospectus, and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is provided solely in connection with the distribution of the Common Units pursuant to the Registration Statement and the Final Prospectus and is not to be relied upon for any other purpose.

The opinion expressed above is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K filed with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our firm as counsel for the Partnership that has passed on the validity of the Units appearing under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ White & Case LLP

JR:REC:AJB